IMMEDIATE RELEASE

Evans Bancorp, Inc. Names Nora B. Sullivan
to its Board of Directors

HAMBURG, NY, September 4, 2013 – Evans Bancorp, Inc. (the “Company”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, announced that it has named Nora B. Sullivan to its Board of Directors to fill the vacancy left by the retirement of Nancy W. Ware from the Board earlier this year.

Ms. Sullivan is the Founder and President of Sullivan Capital Partners, Inc., a financial services company providing investment banking, merger and acquisition services and consulting to businesses seeking to grow through acquisitions or reposition through divestitures.

Prior to founding Sullivan Capital Partners, Ms. Sullivan worked as a Director in The Citigroup Private Bank and as Executive Vice President with Rand Capital Corporation. She currently sits on the boards of several private companies, as well as Independent Health. Ms. Sullivan is a graduate of the University at Buffalo Law School and holds an MBA from the Columbia University Graduate School of Business.

“We are very excited to add Nora to our Board as she has an exceptional skill set and extensive business experience,” said David J. Nasca, President and CEO of Evans Bancorp, Inc. “Her legal, investment banking, corporate governance and private banking experience broadens the scope of our already diverse and talented Board, and we expect that she will be able to immediately contribute to our continued growth and success.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $816 million in assets and $692 million in deposits at June 30, 2013. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President & Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

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